Filed pursuant to Rule 424(b)(3)
Registration No. 33-15150

COMMUNITY BANKS, INC.
750 East Park Drive
Harrisburg, Pennsylvania 17111
(717)920-1698
www.communitybanks.com

DIVIDEND REINVESTMENT PLAN

        This Prospectus relates to 1,122,672 shares (adjusted for dividends and stock splits) of the $5.00 par value Common Stock of Community Banks, Inc. (CMTY) to be issued under the Community Banks, Inc. Dividend Reinvestment Plan (the “Plan”) which was adopted by the Board of Directors of Community in 1987. The Plan provides shareholders of CMTY with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the Common Stock of CMTY at a cost which may represent a savings over that available in normal market purchases.

        CMTY may sell the Plan Agent shares directly or direct that the Plan Agent purchase shares from others for Participant’s accounts. CMTY may use a combination of these methods.

        If CMTY sells the Plan Agent shares directly, the purchase price will be the closing price of CMTY Common Stock on the NASDAQ National Market on the trading day immediately preceding the Investment Date or the closest preceding date if no trades have been made on that date. No shares will be sold at less than par value. CMTY will receive all of the proceeds of these sales. If CMTY directs the Plan Agent to purchase shares from others on the open market, the purchase price will be their actual cost, including brokerage commissions, to the Plan Agent. In the event that any shares are purchased in the open market, no shares will be allocated to a Participant’s account until the date on which the Plan Agent has purchased sufficient shares from CMTY and in the open market to cover the monthly purchase for all Participants in the Plan. In such event, the purchase price per share to all Participants will be based upon the weighted averages of the prices of all shares purchased from CMTY and in the open market.

        Each Participant’s account will be credited with the number of whole and fractional shares (calculated to three (3) decimal places) equal to the amount to be invested divided by the applicable purchase price.

        CMTY Common Stock is traded on the National tier of The NASDAQ Stock Market under the symbol “CMTY.” On July 22, 2005, the closing sale price of the CMTY common stock was $28.85 per share.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
COMMISSION (“SEC”), OR ANY STATE SECURITIES COMMISSION. NONE OF THESE REGULATORY
AGENCIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

The Common Stock is offered subject to approval of certain legal matters for CMTY by its counsel.

The date of this Prospectus is August 1, 2005

PROSPECTUS SUMMARY

In addition to the following summary, you should read the more detailed information appearing elsewhere in this Prospectus.

Community Banks, Inc. and its Subsidiaries

        Community Banks, Inc. (CMTY) is a financial holding company incorporated as a Pennsylvania business corporation on December 9, 1982. CMTY’s headquarters are located at 750 East Park Drive, Harrisburg, Pennsylvania 17111. Telephone (717) 920-1698.

        CMTY’s wholly owned subsidiaries include Community Banks, Community Bank Investments, Inc., Community Banks Life Insurance Company, CMTY Capital Trust I, CMTY Capital Statutory Trust II, and 1906 Founders, Inc.

        CMTY’s principal subsidiary, Community Banks, (Community) operates an extensive network of community banking offices and ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to traditional banking services, Community and its subsidiaries offer complete trust and investment services; personal and commercial insurance is offered through Community Banks Insurance Services LLC. Settlement services are provided through The Sentinel Agency LLC, and residential mortgages are provided through Community Mortgage Services LLC.

        Community also maintains three other non-banking subsidiaries: UDNB Investments, Inc., a Delaware corporation which engages in investing and holding securities, CB Services LLC, a payroll services company, and PSB Realty Company, which leases bank properties.

The Stock

        The securities being offered and registered under the Plan are shares of CMTY’s Common Stock, par value $5.00 per share. As of the date of this Prospectus, there were 50,000,000 shares authorized, of which 23,278,530 shares were outstanding as of July 22, 2005. CMTY’s Articles of Incorporation also authorize the issuance of up to 500,000 shares of Preferred Stock. No preferred stock has been issued by CMTY.

Purpose of Offering; Use of Proceeds

        The principal purpose of the Plan is to provide CMTY shareholders with a simple and convenient way to invest cash dividends and optional cash contributions in additional shares of CMTY Common Stock. CMTY presently intends to invest in or to advance to Community, all proceeds from the sale of CMTY’s Common Stock (net of expenses) to provide additional capital to support growth and expansion and for general corporate purposes of Community Banks.

Direct Registration

        CMTY is a participant in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of the company without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS shareholders can:

•	Eliminate the risk and cost of storing certificates in a secure place
•	Eliminate the cost associated with replacing lost, stolen, or destroyed certificates
•	Move shares electronically to their broker

How to Begin
        Any future share transactions will be issued in book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to the Plan Agent with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so, you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered insured mail for 3% of the current market value.

Electronic Share Movement
        You may choose to have a portion or all of your full book-entry shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

Telephone Privileges

        If you have established automated privileges on your account, you can:

•	change the amount of or stop automatic monthly bank withdrawals;
•	change your dividend reinvestment option (for example, from full to partial reinvestment);
•	sell some or all of your Plan shares if the current market value of the shares to be sold is $25,000 or less; and
•	request a certificate for some or all full shares in the Plan, but only if the current market value of the shares to be issued is $50,000 or less.

        To establish automated privileges, please contact the Plan Agent and request an Automated Request Authorization form.

COMMUNITY BANKS, INC.
DIVIDEND REINVESTMENT PLAN

        The following is a question and answer statement explaining the provisions of CMTY’s Dividend Reinvestment Plan.

Purpose

1.    What is the purpose of the Plan?
        The purpose of the Plan is to provide the shareholders of Community Banks, Inc. with a simple and convenient way to invest cash dividends and voluntary cash contributions in additional shares of CMTY Common Stock.

Advantages

2.    What are the advantages of the Plan?
        Plan Participants may have the cash dividends on their shares of Common Stock credited to their Plan account automatically reinvested in additional shares of CMTY Common Stock at a 5% discount from the current market price, with no or reduced service charges and brokerage commissions.

        Participants can also purchase additional shares of Common Stock by making optional cash contributions, of not less than $100 and not more than $5,000 per calendar quarter, with no or reduced service charges and brokerage commissions. Shares purchased with optional cash contributions will be purchased at the current market price.

        The 5% discount described above is subject to change from time to time in the sole discretion of Community Banks, Inc.’s Board of Directors.

        Fractional shares, as well as whole shares, will be credited to Participants’ accounts. Fractional shares earn dividends just like whole shares when held in a Plan account.

        Participants may avoid cumbersome safekeeping and record keeping costs through the custodial and recording services furnished pursuant to the Plan. The shares may be held in safekeeping and regular statements of account are provided by the Plan Agent.

Administration

3.    Who administers the Plan?
        Wells Fargo Bank, N.A. (the “Plan Agent”) administers the Plan for Participants, keeps records, sends account statements to Participants and performs other duties relating to the Plan (See Question 28 below).

        CMTY can appoint a different bank or company to serve as Plan Agent or to perform any of the Plan Agent’s duties under the Plan. CMTY will notify Participants before appointing a new Plan Agent to perform all or some of the Plan Agent’s duties under the Plan.

Participation

4.    Who is eligible to participate in the Plan?
        All shareholders of record of Common Stock may participate in the Plan. A beneficial owner of Stock whose shares are registered in a name other than his own must become a shareholder of record by having all or a part of his shares transferred into his own name in order to participate in the Plan.

        CMTY may refuse to allow certain shareholders to participate if those shareholders live in states which have additional securities registration or other burdensome requirements with respect to the Plan.

        Note:   Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

5.    How does an eligible shareholder enroll in the Plan?
        Any eligible shareholder may enroll in the Plan by completing and signing the Authorization Card accompanying this Prospectus and returning it to the Plan Agent. Upon written or oral request, the Plan Agent will provide additional Authorization Cards.

6.    When may an eligible shareholder enroll in the Plan?
        An eligible shareholder may enroll in the Plan at any time. If the shareholder’s Authorization Card is received by the Plan Agent on or before the Record Date established for a particular dividend, reinvestment will begin with that dividend. If an Authorization Card is received by the Plan Agent after the Record Date established for a particular dividend, the reinvestment of dividends will begin with the following dividend.

7.    May a shareholder enroll as to less than all of his or her shares?
        Yes, a shareholder may enroll in the Plan as to all or less than all of his or her shares of Common Stock.

Certificate Deposit

        As a participant in the Plan you may also send in your stock certificate(s) to the Plan Agent for credit to your account under the Plan. There is no charge for depositing stock certificates for credit to your account under the Plan. These shares will be held as Plan shares. Because you bear the risk of loss in sending stock certificates, it is recommended that you use registered mail, insuring your certificates for 3% of their current market value. CERTIFICATES SHOULD NOT BE ENDORSED.

Optional Cash Contributions

8.    How may optional cash contributions to the Plan be made?
        Each Participant may make optional cash contributions to the Plan of not less than $100 and not more than $5,000 per calendar quarter. A Participant does not need to invest the same amount every quarter. Participants are under no obligation to make any optional cash contributions. Participants may make an optional cash contribution by sending a check, made payable to Wells Fargo Shareowner Services, with a completed Authorization Card when enrolling, or thereafter, with the transaction request form from the bottom of each account statement. All checks must be in U.S. Dollars and drawn on a U.S. bank. Do not send cash.

        For investment of an optional cash contribution to occur on a particular Investment Date, the Plan Agent must receive the contribution on or before one (1) business day prior to that Investment Date for current Participants, and two (2) business days prior to that Investment Date for enrolling Participants. Interest will not be paid on optional cash contributions. For this reason, Participants should mail contributions so that they are received by the Plan Agent prior to, but as close as possible to, the Investment Date.

Automatic Cash Withdrawal and Investment Service

        Automatic Cash Withdrawal and Investment Service is a convenient method to have money automatically withdrawn from your checking or savings account and invested in your Plan account, thus eliminating the need to write and mail checks. Once automatic deductions have begun, funds will be withdrawn from your designated bank approximately five business days prior to the Investment Date. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan account statements and in their bank account statements. To be effective with respect to a particular Investment Date, a Participant’s request to change or enroll in the automatic withdrawal feature must be received by the Plan Agent at least 15 business days prior to the Investment Date. To receive information about Automatic Investment Withdrawals contact the Plan Agent, complete and sign the Automatic Cash Withdrawal and Investment Service section on the authorization card and return it to the Plan Agent. You can stop the Automatic Cash Withdrawal and Investment Service by writing to the Plan Agent at the address shown in this brochure.

9.    How will optional cash contributions be used?
        The Plan Agent will apply each optional cash contribution to the purchase of Stock for the account of that Participant on the next Investment Date.

10.   May optional cash contributions be returned to a Participant?
        Yes. Optional cash contributions will be returned to a Participant upon written request to the Plan Agent, provided that the request is received no later than two (2) business days prior to the next scheduled Investment Date.

11.   May a Participant elect to make only cash contributions without participating in the dividend reinvestment portion of the Plan?
        No. Participants must also participate in the dividend reinvestment portion of the Plan.

        During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Agent may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Agent or for which the Plan Agent or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Agent. Investment income from such Permitted Investments shall be retained by the Plan Agent.

        If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, the Plan Agent will remove from the Participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Agent may sell other shares in the account to recover a $25.00 returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Agent.

Purchases

12.   What is the source of the Stock purchased under the Plan?
        The Plan Agent will purchase Stock directly from Community Banks, Inc. (either authorized but unissued shares or shares held in the treasury), on the open market, or by a combination of direct and open market purchases.

13.   How will the price of shares purchased under the Plan be determined?
        The purchase price for shares of Common Stock purchased with cash dividends through the Plan in the open market shall be at a discount of 5% from the weighted average price paid by the Plan Agent for all shares purchased for the Plan in the open market on the relevant Investment Date (plus applicable brokerage commissions). Shares purchased with optional cash contributions through the Plan in the open market will be purchased at the weighted average price paid by the Plan Agent (plus applicable brokerage commissions).

        The shares of Common Stock purchased with cash dividends through the Plan directly from CMTY, whether issued by CMTY out of legally authorized but unissued shares of Common Stock or out of treasury shares, will be purchased at a discount of 5% from the fair market value of the Common Stock. Shares purchased with optional cash contributions through the Plan directly from CMTY will be purchased at the fair market value. The fair market value will be deemed to be the closing price of the Common Stock on the NASDAQ National Market on the trading day immediately preceding the Investment Date or the closest preceding date if no trades have been made on that date.

        The 5% percent discount on shares purchased with cash dividends will be treated as dividend income for tax purposes and will be included on a Participant’s year end 1099 DIV.

        The 5% discount as discussed above is subject to change from time to time as determined by and in the sole discretion of CMTY’s Board of Directors.

14.   What is the Investment Date?
        “Investment Date” means the first business day of each calendar month.

15.   What is the Record Date?
        “Record Date” means the date on which a person must be registered as a shareholder on the stock books of CMTY in order to receive a dividend. Record Dates of CMTY are normally fourteen (14) days prior to the Investment Date.

16.   How many shares will be purchased by the Plan Agent for the Participants in the Plan?
        The number of shares to be purchased for a Participant by the Plan Agent will depend on the amount of the Participant’s dividend and optional cash contribution,

if any, and the price of the shares. Each Participant’s account will be credited with the number of whole and fractional shares equal to the amount to be invested divided by the applicable purchase price. Fractional shares shall be calculated to three (3) decimal places.

17.   When will shares be purchased?
        Shares acquired from CMTY will be purchased as of the close of business on the applicable Investment Date. Shares of Common Stock acquired on the open market may be purchased at any time but in no event later than 30 days after the Investment Date. Dividend and voting rights will commence upon settlement of the purchase. For the purposes of making purchases, the Plan Agent will commingle each Participant’s funds with those of all other Participants.

Dividends

        The payment of dividends is at the discretion of CMTY’s Board of Directors and will depend upon future earnings, the financial condition of CMTY and other factors. The Board may change the amount and timing of dividends at any time without notice.

18.   How will dividends be paid on shares held by the Plan Agent?
        As record holder of the shares held in Participants’ accounts under the Plan, the Plan Agent will:

•	receive dividends on all shares held on each dividend Record Date;
•	credit those dividends to Participants’ accounts based on the whole or fractional shares held in each account; and
•	automatically reinvest these dividends in CMTY’s Common Stock.

19.   What reinvestment options are available through the Plan?
        Full Dividend Reinvestment — All cash dividends on shares held in physical certificate form registered in your name, including book-entry (DRS), on the records of CMTY and all cash dividends on all Plan shares credited to your account under the Plan will be used to purchase additional shares. You will not receive cash dividends from CMTY; instead, the dividends will be reinvested.

        Partial Dividend Reinvestment — If you do not wish to have dividends reinvested on all of your CMTY shares held with the Agent, the partial reinvestment option permits you to designate a whole number of your shares held in physical certificate form registered in your name, including book-entry (DRS), on the records of CMTY for which dividends paid thereon will be reinvested. Those dividends that are not reinvested will be paid to you by check or sent directly to your bank account (see “Direct Deposit of Dividends”).

        You may change your reinvestment option at any time by calling (see “Telephone Privileges”) or sending written notice to the Plan Agent. Notices received on or before a dividend record date will be effective for that dividend. Notices received after a dividend record date will not be effective until after that dividend has been paid. You may also send in optional cash with either of the above options.

Direct Deposit of Dividends

        You can have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Agent to request a Direct Deposit of Dividends Authorization Form, complete the form, and return it to the Plan Agent. Be sure to include a voided check for checking accounts or a savings deposit slip. If your stock is jointly owned, all owners must sign the form.

Costs

20.   What are the costs to a Participant in the Plan?
        Participants will not pay brokerage fees in connection with the purchase of Common Stock directly from CMTY. Participants will pay:

•	brokerage commissions for all shares purchased or sold in the open market; and
•	a nominal service charge (which will be deducted from the Participant’s account) at the time of withdrawal from the Plan.

        CMTY will pay all other costs of administering the Plan.

Fee Disclosure Table

Transaction or Plan Service Fees:
Certificate Deposit	Company paid
Certificate Issuance	Company paid
Investment Fees:
Via optional cash investment	Company paid
Via automatic withdrawal	Company paid
Via dividend reinvestment	Company paid
Purchase commission	$0.05 per share
Sales Fees:
Service fee	$10.00 per transaction
Sale commission	$0.10 per share
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statement	$15.00 per year

Reports to Participants

21.   What kind of reports will the Plan Agent send to Participants in the Plan?
        As soon as practicable after each investment on behalf of a Participant, the Plan Agent will mail to the Participant a statement showing:

•	the amount of the dividend and the optional cash contribution, if any, invested;
•	the taxes withheld, if any;
•	the net amount invested;
•	the number of shares purchased;
•	the average cost per share, including any brokerage commissions paid, and
•	the total shares accumulated under the Plan, computed to three (3) decimal places.

        Each Participant will receive annually an Internal Revenue Service Form 1099 reporting dividend income received.

Certificates for Shares

22.   Will certificates be issued for shares purchased?
        All shares purchased under the Plan will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. The Plan Agent will not issue certificates for shares unless a Participant requests a certificate in writing. The Plan Agent will issue certificates to a Participant for any number of whole shares credited to the Participant’s account upon receiving the Participant’s written request. The Plan Agent will continue to reinvest dividends paid on shares represented by certificates issued to Participants. Any remaining whole or fractional shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

Voting Rights

23.   How will shares held by the Plan Agent be voted?
        For each meeting of shareholders, the Plan Agent will send a proxy and proxy statement to each Participant and will vote the Participant’s shares in accordance with the instructions received from the Participant. The shares of a Participant who does not return a proxy will not be voted.

Stock Dividends; Stock Splits; Rights Offerings

24.   What happens if CMTY declares a stock dividend or a stock split?
        Any shares distributable to a Participant pursuant to a stock dividend or stock split declared by CMTY on shares credited to the account of a Participant under the Plan:

•	will be added to the Participant’s account; and
•	will not be mailed or delivered directly to the Participant.

        If a Participant sends notice of termination or a request to sell to the Plan Agent between the record date and the payable date for stock distribution, the request will not be processed until the stock distribution is credited to the Participant’s account.

        The Participant may request in writing that the Plan Agent issue certificates for the stock dividend or split shares once they are added to the Participant’s account.

25.   What happens if CMTY makes a rights offering?
        In the event of a rights offering by CMTY the Plan Agent will:

•	sell rights received on shares held of record by the Plan Agent;
•	invest the sale proceeds in additional shares of Stock; and
•	retain and credit proportionately to the accounts of the Participants the shares of Stock.

        Participants who wish to exercise rights individually must request the Plan Agent to forward a share certificate to the Participant (See Question 22 above). The request must be made prior to the record date for exercising the rights. Rights on shares of Stock registered in the name of a Participant will be mailed directly to the Participant.

Withdrawal from Plan

26.   How and when may a Participant withdraw from the Plan?
        Participants may terminate participation in the Plan at any time by giving written notice to the Plan Agent. If your request to terminate from the Plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the Plan.

        Termination notices should specify a request to (1) convert your full Plan shares to book-entry (DRS) or physical certificate(s) will be issued (2) sell all of your full Plan shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any Plan fractional share. Future dividends will be paid in cash, or (3) issue certificate(s) for full shares and sell the remaining. If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) or a stock certificate(s) will be issued for the full number of Plan shares and a check issued for net proceeds of the fractional share. All registered owners must sign as their name(s) appears on the account.

        If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated. You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

        To be effective with respect to a particular Investment Date, your request to terminate the automatic withdrawal feature must be received by Wells Fargo at least 15 business days prior to the investment date.

        If submitting a request to sell all or part of your shares, and you are requesting net proceeds to be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip, your written request must have your signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

        The Plan Agent will make every effort to process your sale order on the next business day following receipt of your properly completed request (sale requests involving multiple transactions may experience a delay). The Plan Agent will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the Participant and is a risk that is borne solely by the Participant.

        Selling Participants should be aware that the share price of CMTY Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Agent, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you.

Amendment and Termination of Plan

27.   May the Plan be amended or terminated?
        Yes. CMTY may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants. At the direction of CMTY, the Plan Agent can terminate your participation in the Plan if you do not own at least one full share in your name or held through the Plan. CMTY will notify Participants at least thirty (30) days before any suspension or material amendment.

Inquiries Concerning the Plan

28.   Who should be contacted with questions concerning the Plan?

        Plan Requests should be mailed to:
           Wells Fargo Shareowner Services
           P.O. Box 64856
           St. Paul, MN 55164-0856

        Certified/Overnight Mail:
            Wells Fargo Shareowner Services
            161 North Concord Exchange
            South St. Paul, MN 55075-1139

        General Information:
            Fax: 651-450-4085
            Tel: 1-800-468-9716
            Tel: 651-450-4064 (outside the United States)
            An automated voice response system is available 24 hours a day, 7 days a week.
            Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m.,
            Central Standard Time, Monday through Friday

        Internet:
            General Inquiries — www.wellsfargo.com/shareownerservices

Interpretation of the Plan

29.   Who will interpret the provisions of the Plan?
        Any questions of interpretation arising under the Plan will be determined by CMTY’s Board of Directors pursuant to applicable federal and state law and the rules and regulations of all regulatory authorities. The Board of Directors’ determination will be final and binding on all Participants.

Responsibility of CMTY and the Plan Agent

30.   What are the responsibilities of CMTY and the Plan Agent, if any, with respect to the Plan?
        The Plan Agent is acting solely as an agent of CMTY and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

        The Plan Agent undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Agent or the Company.

        In the absence of negligence or willful misconduct on its part, the Plan Agent, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Plan Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Plan Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

        The Plan Agent shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

        The Plan Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        The Plan Agent is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan participants. The Plan Agent will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

Limitation of Liability

        In administering the Plan, neither CMTY, the Plan Agent nor the Independent Agent is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants. Selling Participants should be aware that the share price of CMTY Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Agent, and the ultimate sale in the open market. Participants should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by the Participant.

        Participants must realize that neither CMTY nor the Plan Agent can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

Miscellaneous

31.   Where will written notices to Participants be sent?
        CMTY or the Plan Agent will send written notices to a Participant at the Participant’s last address of record with CMTY or the Plan Agent. Participants should give the Plan Agent prompt written notice of a change of address.

32.   What law will govern the Plan?
        The Plan will be governed by the laws of the Commonwealth of Pennsylvania.

USE OF PROCEEDS

        CMTY has no current specific plans for the proceeds. The principal purpose of the Plan is to provide CMTY shareholders with a simple and convenient way to invest cash dividends and voluntary cash contributions in additional shares of CMTY Common Stock. CMTY is unable to predict the number of shares of stock that will be purchased from CMTY under the Plan or the prices at which the shares will be purchased.

        CMTY presently intends to invest in and/or advance to Community the net proceeds of sales pursuant to the Plan to:

•	provide additional capital to support expected growth bank operations;
•	expand services and branches;
•	upgrade facilities and equipment; and
•	apply to other general corporate purposes.

INDEMNIFICATION

        The Articles of Incorporation provide that CMTY shall, to the fullest extent permitted by applicable law, indemnify persons for liability which may arise in their performance of duties to CMTY. CMTY’s Bylaws specifically permit indemnification of directors, officers and employees of CMTY, both with respect to actions brought by third parties and with respect to derivative actions brought on behalf of CMTY itself. To the extent CMTY may be permitted to indemnify directors, officers or persons controlling CMTY pursuant to the Bylaws’ provisions, CMTY has been informed that in the opinion of the Securities and Exchange Commission, this kind of indemnification is against public policy as expressed in the Securities Act of 1933 and is unenforceable.

AVAILABLE INFORMATION

        CMTY is subject to the information requirements of the Securities Exchange Act of 1934. CMTY files reports, proxy statements and other information with the SEC. These materials will be available for inspection, without charge, at the SEC’s principal office at 100 Federal Street, NE, Washington, DC 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the SEC’s Public Reference Section at 100 Federal Street, NE, Room 1580, Washington, DC 20549, at prescribed rates. Some information about CMTY will also be available on the SEC’s website at www.sec.gov.

        CMTY has filed its S-3 Registration Statement with the SEC. This Prospectus does not contain all of the information set forth in the registration statement. You will find additional information about CMTY in the registration statement. The registration statement, including its exhibits and schedules, is available for inspection, without charge, at the SEC’s principal office at 100 Federal Street, NE, Washington, DC 20549. Copies may also be obtained from that office at prescribed rates. The registration statement, including its exhibits and schedules, is also available on the SEC’s website at www.sec.gov.

        This Prospectus incorporates by reference documents relating to CMTY which are not presented in this Prospectus. These documents are available without charge, upon written or oral request directed to:

Donald F. Holt, CFO
Community Banks, Inc.
750 East Park Drive
Harrisburg, PA 17111
(717) 920-1698

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following items, which were filed by CMTY with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, are incorporated in this Prospectus by reference:

        (a)   CMTY’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

        (b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2004.

        (c)   The description of CMTY Common Stock contained in CMTY’s registration statement on Form 8-A dated May 13, 2002, and any amendment or report filed for the purpose of updating such description.

        (d)   All documents subsequently filed by CMTY pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

LEGAL MATTERS

        The legality of the shares of Common Stock offered and registered under the Plan will be passed upon for Community Banks, Inc. by Mette, Evans & Woodside. James A. Ulsh, a shareholder of the firm, owns directly or indirectly shares of CMTY Common Stock and serves on the Board of Directors of CMTY.

EXPERTS

        The consolidated financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements for the year ended December 31, 2002 incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVEN’T AUTHORIZED ANY PERSON TO GIVE YOU ANY DIFFERENT INFORMATION. WE AREN’T OFFERING TO SELL ANY OF THESE SECURITIES IN ANY STATE WHERE THE OFFER ISN’T ALLOWED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS OR ANY SUPPLEMENT.

(8/05)

COMMUNITY BANKS, INC.

CUSIP 203628 10 2

DIVIDEND REINVESTMENT PLAN

PROSPECTUS

Dated August 1, 2005